SECURITIES AND EXCHANGE COMMISSION

                             Washington,  D.C.  20549

                                   FORM  8-K

                                CURRENT  REPORT

                   Pursuant  to  Section  13  or  15(d)  of  the

                       Securities  Exchange  Act  of  1934


Date  of  Report  (Date  of  earliest
event  reported):  June  26,  2012

                             DISCOVERY ENERGY CORP.
                         f/k/a "Santos Resource Corp."
             (Exact name of registrant as specified in its Charter)

     Nevada                        000-53520            98-0507846
(State or other jurisdiction (Commission File         (IRS Employer
      of Incorporation)            Number)        Identification Number)

                         One Riverway Drive, Suite 1700
                              Houston, Texas 77056
                                  713-840-6495
     (Address and telephone number of principal executive offices, including zip  code)

           _________________________________________________________
                   (Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

     [  ]     Written  communications  pursuant to Rule 425 under the Securities
Act  (17  CFR  230.425)

     [  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17  CFR  240.14a-12)

     [ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange  Act   (17  CFR  240.14d-2(b))

     [ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange  Act  (17  CFR  240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     Discovery Energy Corp., f/k/a "Santos Resource Corp." ("Registrant"), has entered into a series of agreements with Liberty Petroleum Corporation ("Liberty") regarding Registrant's proposed acquisition of the Petroleum Exploration License (PEL) 512 (the "License") in the State of South Australia. These agreements include the following:

     1. A legal document (as amended and restated, the "Liberty Agreement") originally between Liberty and Keith D. Spickelmier dated effective January 13, 2012, whereby Liberty granted to Mr. Spickelmier a 60-day exclusive right to negotiate an option to acquire the License whenever it is issued. Mr. Spickelmier's rights in the Liberty Agreement were subsequently assigned to Registrant. The Liberty Agreement was amended and restated several times to extend the exclusive right provided for thereby and to modify certain of its terms.

     2. An Option to Purchase and Sale and Purchase Agreement (the "Option Agreement") between Liberty and Registrant dated January 31, 2012. The Option Agreement provides for the sale and transfer of the License upon its issuance. The Option Agreement reflects the results of negotiations between Registrant and Liberty, and it supersedes the Liberty Agreement.

     3. A Novation Deed (the "Novation Deed") between Liberty and Registrant dated effective May 15, 2012 - This document is intended to supersede the Option Agreement, by placing Registrant (through its newly formed Australian subsidiary) in a direct contractual relationship with Australian governmental agencies and Aboriginal native titleholders with regard to the License for all purposes. The Novation Deed was intended to change only the form of the proposed transaction and not its substance. Accordingly, when possible, the original terms of the Option Agreement were preserved in the Novation Deed, and the parties still view the proposed transaction as an assignment for all purposes and effects.

     On June 26, 2012, Registrant entered into another agreement (the "New Agreement") with Liberty. The New Agreement modifies the Novation Deed in the following respects:

     * Contemporaneously with the execution of the New Agreement, Registrant remitted $250,000 to Liberty. This amount represents a final deposit of cash required of Registrant in connection with its acquisition of the License. Once the License is issued to Registrant, Registrant will owe Liberty no further up-front cash amounts. Liberty will be obligated to return this and all other related deposits under certain circumstances, such the failure of the License to be issued to Registrant.

     * Originally the Novation Deed provided that, upon Registrant's receipt of the License, Registrant would execute and deliver to Liberty two promissory notes with an aggregate principal amount of $750,000, one in the amount of $500,000 becoming due six months after Registrant's receipt of the License, and the other in the amount of $250,000 becoming due nine months after Registrant's receipt of the License. In consideration of the early deposit of the final $250,000, Liberty agreed to modify these promissory notes in a couple of critical respects. First, Liberty agreed that the original principal amount of the nine-month note would be only $150,000 instead of the original $250,000. Second, Liberty agreed to prepayment discounts if Registrant pays the notes earlier than required. At best, these prepayment discounts could save Registrant $150,000 if the notes are paid within 60 days after the License is issued. Registrant intends to try to procure funds to repay the notes within the 60-day period so that maximum amount of the discount is realized. Registrant has no assurance that it will be able to accomplish this.

     In addition to the cash deposits heretofore made and the two promissory notes described above, the final consideration for Liberty's effective assignment of the License is 12.0 million shares of Registrant's common stock.

ITEM  9.01  FINANCIAL  STATEMENTS  AND  EXHIBITS.

     (c)     Exhibits

10.1 Agreement dated June 26, 2012 by and between Liberty Petroleum Corporation and Registrant

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   DISCOVERY  ENERGY  CORP.,
                                   f/k/a  "Santos  Resource  Corp."
                                        (Registrant)

Date: June 28, 2012                By:  /s/ Keith J. McKenzie
                                   --------------------------
                                            Keith J. McKenzie,
                                            Chief Executive Officer